Exhibit 99.3

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: William Hamilton
April 5, 2007	617-292-9689
william.hamilton@fhlbboston.com

JOHN GOLDSMITH APPOINTED TO
FEDERAL HOME LOAN BANK OF BOSTON BOARD OF DIRECTORS

BOSTON — John Goldsmith, a partner with the Boston-based banking and advisory firm The Roseview Group, has been appointed to the board of directors of the Federal Home Loan Bank of Boston (the Bank). Mr. Goldsmith will fill the remainder of a three-year term that began on January 1, 2007.

Mr. Goldsmith has more than 30 years of management and mergers and acquisitions experience. He previously served as chairman and chief executive officer of Tucker Anthony Sutro, a 2500-person financial services firm with annual revenues of $800 million. In 1996, in concert with the Thomas H. Lee Company, Mr. Goldsmith led the leveraged buyout of Tucker Anthony Sutro from John Hancock. He spearheaded the sale of Tucker Anthony Sutro to the Royal Bank of Canada in 2001. Prior to Tucker Anthony Sutro, he served as chairman and chief executive officer of Prescott, Ball and Turbin, a Cleveland-based regional financial services firm.

Mr. Goldsmith is a graduate of the University of Pennsylvania.

Mr. Goldsmith was one of six individuals named to appointed director vacancies on the Bank’s board of directors by the Federal Housing Finance Board, regulator of the Federal Home Loan Banks. He was selected from a slate of candidates submitted by the Bank’s board of directors.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600
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